SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

February 9, 2009
Date of Report
(Date of Earliest Event Reported)

SONOSITE, INC.

(Exact Name of Registrant as Specified in Charter)

Washington	0-23791	91-1405022
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

21919 30th Drive S.E., Bothell, Washington 98021-3904
(Address of Principal Executive Offices)   (Zip Code)

(425) 951-1200
(Registrant's Telephone Number, Including Area Code)

None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e4(c))

Item 1.01	Entry into a Material Definitive Agreement

On February 9, 2009, the Compensation Committee of the Board of Directors of SonoSite, Inc. ("Company") approved the Variable Incentive Bonus Plan (the "Plan"), an incentive compensation program for fiscal year 2009, which is designed to motivate, retain and reward the Company's executive officers based on the achievement of specified financial objectives. The Plan's terms are substantially similar to the FY2008 Variable Incentive Bonus Plan that was filed on Form 8-K on February 12, 2008 except for the specified financial objectives, which are specific to FY2009. Under the Plan, awards may be made in cash or Company stock and are based on the achievement of annual corporate revenue targets and annual corporate operating profit targets approved by the Compensation Committee.

Participants eligible under the Plan are certain executive level employees designated by the Compensation Committee, including President and CEO Kevin Goodwin, and CFO Mike Schuh. Bonuses are calculated as a percentage of the participant's base salary and in any event cannot exceed for any one individual $5 million during fiscal year 2009. The Company has the discretion to pay less than the full amount of any bonus otherwise earned under the Plan. The attached Exhibit 10.1, incorporated herein by reference, is the form of Plan so approved.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

10.1	SonoSite, Inc. FY2009 Variable Incentive Bonus Plan

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, SonoSite, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOSITE, INC.

Dated:	February 12, 2009	By:	/s/ MICHAEL J. SCHUH

Michael J. Schuh Chief Financial Officer

EXHIBIT INDEX

ExhibitNumber	Description
10.1	SonoSite, Inc. FY2009 Variable Incentive Bonus Plan